EXHIBIT 10.31
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Albert L. Lord, a resident of the Commonwealth of Virginia (“Executive”), and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).
     WHEREAS, the Board of Directors of the Company (“Board”) wishes to retain Executive as Chief Executive Officer of the Company, and Executive wishes to accept such employment with the Company, in each case, on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
     1. Employment and Term. Executive hereby agrees to be employed as Chief Executive Officer of the Company, and the Company hereby agrees to retain Executive as Chief Executive Officer. Executive’s employment under this Agreement may be maintained through Sallie Mae, Inc. (“Sallie Mae”) or another wholly owned subsidiary of the Company used to employ the Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of employment with Sallie Mae or such other subsidiary. The term of Executive’s employment with the Company under this Agreement shall be the period commencing on March 20, 2008 (the “Commencement Date”) and ending on the earlier of December 31, 2010 and the effective date of any termination pursuant to the provisions of Section 11 (the “Term”).
     2. Duties. During the Term, Executive will have the title of Chief Executive Officer of the Company. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board, which duties shall include principal executive management responsibility for the Company. As requested by the Board, Executive shall assume such additional positions with respect to subsidiaries of the Company as necessary or appropriate in furtherance of his responsibilities. In addition, during the Term, subject to re-election by a vote of stockholders, Executive shall continue to serve on the Board as Vice Chairman thereof.
     3. Other Business Activities. During the Term, Executive agrees to devote such time, attention, skill and efforts to the business and affairs of the Company as may be required by the Board and/or necessary to discharge the duties and responsibilities assigned to Executive hereunder. Executive shall serve the Company faithfully and to the best of his ability. Notwithstanding anything herein to the contrary, Executive’s service as Chief Executive Officer of the Company shall not limit or affect his ability to engage in those activities in which he was engaged prior to accepting employment as Chief Executive Officer of the Company, and with prior notice to the Executive Committee of the Board, activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization,

(ii) managing personal investments, and (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not conflict with or materially interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement. Executive may engage in any other business activity or pursuit, directly or indirectly, including serving as a director of BearingPoint, Inc. and, with approval of the Board, serving as a director of any other publicly-traded corporation.
     4. Base Salary. The Company shall pay Executive at the annual rate of $1,250,000 (the “Base Salary”). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated executives as in effect from time to time.
     5. Annual Incentive Compensation. Executive did not participate in any of the Company’s annual incentive compensation plans for 2007. Beginning January 1, 2008, Executive shall participate at the chief executive officer level in the Company’s annual incentive compensation program(s) for executive officers as provided in the SLM Corporation Incentive Plan as such may be amended from time to time (the “Incentive Plan”), subject to the limitations and conditions set forth therein or in any successor plan.
     6. For purposes of this Agreement, “Change of Control” shall mean an occurrence of one or more of the following events:
     (i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person” or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of the Company, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; or
     (ii) within any 12-month period, the individuals who were directors of the Company as of the date the Board approved this Agreement (the “Incumbent Directors”) ceasing for any reason other than death, disability or retirement to constitute at least a majority of the Board, provided that any director who was not a director as of the date the Board approved this Agreement shall be deemed to be an Incumbent Director if such director was appointed or nominated for election to the Board by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or nominated to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or
     (iii) consummation of a merger, consolidation, or reorganization involving the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the corporation which survives such transaction as the ultimate parent entity, unless Executive remains Chief Executive Officer, co-Chief Executive Officer, or Chairman of the corporation which survives such transaction as the ultimate, parent entity and prior to the satisfaction of all such conditions, the Board determines that such transaction shall not constitute a Change of Control; or
     (iv) a sale of all or substantially all of the assets of the Company.
     7. Other Benefits.
          (a) Retirement Plans. During the Term, to the extent permissible under the terms of the applicable plans, Executive shall be entitled to participate in all tax-qualified and non-tax-qualified pension plans maintained or contributed to by the Company or for the benefit of its executives, including without limitation, the Sallie Mae Cash Account Retirement Plan and the Sallie Mae Supplemental Cash Account Retirement Plan (collectively, the “the Company Pension Plans”), in accordance with the terms of the Company Pension Plans as they may be amended from time to time in the discretion of the Company.
          (b) Medical Insurance. During the Term, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
          (c) Other Benefit Plans. Executive shall be entitled to receive or participate in such further savings, deferred compensation, health or welfare benefit plans offered to the Company’s senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
          (d) Expenses. The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with the Company’s reimbursement policies generally applicable to management personnel. In no event shall any such reimbursement be paid later than the end of the calendar year following the year in which the expense was incurred.
     8. No Other Compensation. Except as set forth in Sections 4, 5, and 7 above, Executive shall have no right to any other remuneration from the Company in respect of his services as Chief Executive Officer or as a director of the Company during the Term.

     9. Nondisclosure of Confidential Information.
          (a) Executive and the Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of the Company and its Affiliates, as defined in Section 9(b) (the “Proprietary Information”). Proprietary Information includes, but is not limited to, the following:
•	Business procedures. All information concerning or relating to the way the Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete (such as the Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

•	Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which the Company or its Affiliates compete pertaining to the Company’s and its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

•	Business Ventures: All information not generally known to the public or within the industry or trade in which the Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

•	Software. All information relating to the Company’s and its Affiliates’ software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which the Company or its Affiliates compete and the physical embodiments of such information.

•	Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

•	Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by the Company and its Affiliates with government officials, the views of government officials toward such policies and positions, and the status of any communications that the Company or its Affiliates may have with any government officials.

•	Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete, (b) gives the Company or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to the Company or its Affiliates, including the physical embodiments of such information.
          (b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of the Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its Affiliates.
     10. Agreement Not to Compete.
          (a) Executive agrees that he shall not compete with the Company or its Affiliates during the Term and for a period of two years thereafter (the “Restricted Period”).
          (b) For the purposes of this Section 10, “compete” shall mean directly or indirectly through one or more intermediaries (i) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in the Company’s Business (as defined below) in the United States, Canada, or any other country where the Company (including any Affiliate) either engages in the Company’s Business at the time of Executive’s termination or where the Company, at the time of Executive’s termination, has developed a business plan or taken affirmative steps to engage in the Company’s Business; (ii) soliciting any employees, customers, or business partners of the Company, inducing any customer or business partner of the Company to breach a contract with the Company or any principal for whom the Company acts as agent to terminate such agency relationship; and/or (iii) making statements about the Company or its management reasonably determined by the Board to be disparaging. For purposes of this provision, the term “the Company’s Business” shall mean any business activity or line of business similar to the type of business conducted by the Company, Sallie Mae, and/or their Affiliates at the time of Executive’s termination of employment or which the Company, Sallie Mae and/or their Affiliates at the time of Executive’s termination of employment or within one year prior thereto have planned to enter into or conduct. Executive expressly agrees that the markets served by the Company, Sallie Mae and their Affiliates extend nationally and to Canada and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 10 are reasonable and are no greater than are required for the protection of the Company, Sallie Mae, and its Affiliates. For purposes of this Agreement, the term “Affiliate” shall be deemed to refer to the Company, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with the Company.
     11. Termination of Employment. Executive shall be employed by the Company under this Agreement on an at-will basis meaning that Executive’s employment by the Company may be terminated by Executive or the Company at any time during the Term, with or without cause, and with or without notice. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 11. Upon mutual agreement, Executive may remain employed by the Company after December 31, 2010 pursuant to any terms mutually agreed upon.
          11.1 Disability and Death.
          (a) Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan available generally to all employees (any such situation, “Disability”), the Company may terminate Executive’s employment hereunder. The determination of whether the Executive has a Disability under this Agreement shall be made by the Compensation Committee, which shall consider the information presented by Executive’s personal physician and by any other advisors, including any other physician, which the Compensation Committee determines appropriate. The determination of the Compensation Committee shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, the Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 11.1(c).
          (b) Death. If Executive dies during the Term, the Company shall pay to Executive’s executors, legal representatives or administrators the payments set forth in Section 11.1(c). Except as specifically set forth in this Section 11.1 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive’s death, except that Executive’s executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of the Company and to exercise any rights afforded them under any benefit plan then in effect.
          (c) Payment Upon Disability or Death. Upon termination of the employment of Executive due to death or Disability during the Term, the Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Target Annual Incentive Compensation (as defined in Section 11.2(d)) pro-rated for the year through the date of termination.

          11.2 Termination By Company Without Cause; Termination By Executive For Good Reason.
          (a) Termination By Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason other than Cause upon written notice to Executive (“Termination Without Cause”).
          (b) Termination By Executive For Good Reason. Executive may terminate his employment hereunder at any time For Good Reason (“Termination For Good Reason”). For purposes of this Agreement, Good Reason shall mean (i) a material reduction in the position or responsibilities of Executive, provided that a Change of Control (including the fact that the Company’s stock is not publicly held or is held or controlled by a single stockholder as a result of a Change of Control) shall not of itself be deemed a material reduction in the position or responsibilities of Executive; (ii) a material reduction in the Base Salary; (iii) a substantial failure of the Company to perform any material provision of this Agreement; or (iv) a relocation of the Company’s executive offices to a distance of more than seventy-five (75) miles from its location as of the date of this Agreement without the consent of Executive, unless such relocation results in the Company’s executive offices being closer to Executive’s then primary residence or does not substantially increase the average commuting time of Executive.
          (c) In the event of a Termination Without Cause or a Termination For Good Reason, the Company shall pay to Executive within (i) forty-five (45) days after termination an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Target Annual Incentive Compensation pro-rated for the year through the date of termination, and (ii) subject to Section 21, forty-five (45) days after termination an amount equal to the Multiplier times the Compensation Amount (as such terms are defined in Section 11.2(d) below).
          (d) The Multiplier is defined as the number obtained by dividing by twelve the number of full months remaining in the Term at the time of Executive’s termination of employment but in no event shall the Multiplier be less than one. The Target Annual Incentive Compensation shall be a cash payment equal to the value of the chief executive officer target bonus under the Incentive Plan. The Compensation Amount is defined as the sum of (i) the annual Base Salary of Executive as in effect immediately prior to Executive’s termination of employment, and (ii) the Target Annual Incentive Compensation.
          11.3 Change of Control.
          (a) In the event a Termination Without Cause (as defined in Section 11.2(a)) or a Termination For Good Reason (as defined in Section 11.2(b)) occurs during the Term of this Agreement and following a Change of Control, Executive shall be entitled to receive, subject to Section 21, forty-five (45) days after termination an amount equal to the Multiplier, which shall not be less than one, times the Compensation Amount, as such terms are defined in Section 11.2(d).
          (b) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change of Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change of Control, including any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Parachute Tax Reimbursement”). In addition, the Company (including any successor to the Company) shall “gross up” such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a registered public accounting firm selected by the Compensation Committee (in conjunction with the Audit Committee) of the Board of Directors, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by Executive.
          11.4 Termination For Cause; Termination By Executive Without Good Reason.
          (a) Termination for Cause. The Company may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, Cause shall mean a determination by the Board of Directors that there has been a willful and continuing failure of Executive to perform substantially his obligations under this Agreement (other than as a result of Executive’s death or Disability) and, if in the judgment of the Board of Directors such willful and continuing failure may be cured by Executive, that such failure has not been cured by Executive within ten (10) business days after written notice of such was given to Executive by the Board of Directors, or that Executive has committed an act of Misconduct (as defined below). For purposes of this Agreement, “Misconduct” shall mean: (i) embezzlement, fraud, commission of a felony, breach of fiduciary duty or deliberate disregard of material Company rules; (ii) personal dishonesty of Executive materially injurious to the Company; (iii) an unauthorized disclosure of any Proprietary Information; or (iv) competing with the Company while employed by the Company or during the Restricted Period, in contravention of Section 10.
          (b) Termination By Executive Without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason (as defined in Section 11.2(b)) (“Termination Without Good Reason”).
          (c) In the event the Company terminates Executive’s employment with Company for Cause or by Executive Without Good Reason, Executive shall receive all accrued and vested but unpaid Base Salary and benefits as of the effective date of termination.

          11.5 Board of Directors Service. Subject to re-election by a vote of stockholders, Executive shall continue to serve on the Board of Directors through the Term and as a condition to the payment of any termination benefits under this Agreement shall offer to tender his resignation from the Board of Directors upon expiration of the Term, or upon any earlier termination of his employment, which resignation may or may not be accepted.
     12. Other Agreements. Executive represents and warrants to the Company that:
          (a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.
          (b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and the Company set forth in Section 10 hereof.
     13. Survival of Provisions. The provisions of this Agreement, including without limitation those set forth in Sections 9, 10, 12, 13, 14, 15, 22, and 24 hereof, shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.
     14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of the Company under this Agreement. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change of Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. At any time during the Term, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates instead of or in addition to Sallie Mae or the Company, and in such case all references herein to the “Company” shall be deemed to include any such entity, provided that such action shall not relieve the Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement. The Board may assign any or all of its responsibilities hereunder to any committee of the Board, in which case references to Board shall be deemed to refer to such committee.

     15. Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 15, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:
     (a) If to Executive:
          Albert L. Lord
     (b) If to the Company:
          SLM Corporation
          Sallie Mae, Inc.
          12061 Bluemont Way
          Reston, VA 20190
          Attention: General Counsel
          Fax No. (703) 984-7695
Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change of such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.
     16. Entire Agreement. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by the Company.
     17. Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by all parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
     18. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia.
     19. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     20. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     21. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Section 409A of the Code) of the Company and (b) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.
     22. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
     23. Specific Enforcement; Extension of Period. Executive acknowledges that the restrictions contained in Sections 9 and 10 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 9 or 10 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by the Company to enforce Sections 9 or 10 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the provisions of Sections 9 and 10 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Company. In the event that the provisions of Sections 9 or 10 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.
     24. Arbitration. Any dispute or claim, other than those referred to in Section 23, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys’ fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys’ fees, if the arbitrators determine that such party acted in bad faith.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Corporation
By:	/s/ Michael Sheehan	/s/ Albert L. Lord

Title:	Senior Vice President and General Counsel	Albert L. Lord

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